TRIMAS REPORTS SECOND QUARTER 2022 RESULTS
Company Reaffirms Full Year 2022 Outlook
BLOOMFIELD HILLS, Michigan, July 28, 2022 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2022.
TriMas Highlights
•Increased second quarter 2022 net sales by 8.5%, led by sales growth in TriMas' Specialty Products group of 20.5%
•Increased second quarter 2022 operating profit by 16.8% to $29.9 million and adjusted operating profit(1) by 7.2% to $32.1 million
•Reported second quarter diluted EPS of $0.47 and an adjusted diluted EPS(2) of $0.60
•Repurchased 927,987 shares of outstanding common stock, reducing net shares outstanding by approximately 1.8% during the first half of 2022
•Reaffirmed full year 2022 sales, adjusted diluted EPS(2) and Free Cash Flow(3) outlook
Second Quarter 2022
TriMas reported second quarter 2022 net sales of $237.7 million, an increase of 8.5% compared to $219.0 million in second quarter 2021, primarily as a result of increased demand in TriMas' Specialty Products group and acquisition-related sales, partially offset by the impact of unfavorable currency exchange. The Company reported operating profit of $29.9 million in second quarter 2022, an increase of 16.8% compared to $25.6 million in second quarter 2021. Adjusting for Special Items(1) primarily related to realignment and acquisition-related diligence and transaction costs, second quarter 2022 adjusted operating profit was $32.1 million, an increase of 7.2% compared to $30.0 million in the prior year period, as the earnings on incremental sales more than offset the less favorable product sales mix, continuing inflationary pressure on input costs, including energy, freight and certain commodity costs, production inefficiencies from prolonged pandemic-related labor challenges and supply chain constraints.
The Company reported second quarter 2022 net income of $19.9 million, or $0.47 per diluted share, compared to $11.8 million, or $0.27 per diluted share, in second quarter 2021. Adjusting for Special Items(1), second quarter 2022 adjusted net income(2) was $21.8 million, a decrease compared to $22.7 million in second quarter 2021, as while the Company generated higher year-over-year adjusted operating profit, the tax rate in second quarter 2021 was lower due to tax planning initiatives. As a result, second quarter 2022 adjusted diluted earnings per share(2) was $0.60, as compared to $0.62 in the prior year period.
"During the second quarter, our team delivered sales growth of 8.5% and adjusted diluted EPS(2) of $0.60, in line with our expectations," said Thomas Amato, TriMas President and Chief Executive Officer. "Like many companies, TriMas was not immune to the impacts of production labor availability, supply challenges and inflationary effects, as well as an extremely dynamic demand environment. We continue to leverage the TriMas Business Model, remaining flexible and adjusting our capacity in our operations when demand for various product lines differs from our planning models.
"In addition, our operational and treasury actions have enabled TriMas to navigate well through this unprecedented market period, while continuing to gain traction against our long-range objectives. We continue to deploy capital in a balanced manner, as we invest in organic growth initiatives, pursue strategic bolt-on acquisitions and return capital to shareholders through share repurchases and dividends. We remain confident that TriMas’ diversified end market model, strong balance sheet and multiple levers for growth will provide long-term benefits to our shareholders," Amato concluded.
Financial Position
During second quarter 2022, the Company repurchased 645,984 shares of its outstanding common stock for $18.8 million, bringing the Company's total share repurchases for the first half of 2022 to 927,987 shares, or a net reduction of approximately 1.8% of outstanding shares. As of June 30, 2022, $114.7 million remained available under the Company's repurchase authorization. During second quarter 2022, TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock on May 12, 2022.

TriMas ended second quarter 2022 with $348.1 million of unrestricted cash and aggregate availability under its revolving credit facility, $49.1 million of unrestricted cash on hand and a leverage ratio of 2.0x as defined in the Company's credit agreement. TriMas reported total debt of $394.3 million and Net Debt(4) of $345.2 million as of June 30, 2022.
The Company reported net cash provided by operating activities of $22.0 million for second quarter 2022, compared to $26.9 million in second quarter 2021. As a result, the Company reported Free Cash Flow(3) of $15.5 million for second quarter 2022 compared to $20.6 million in second quarter 2021, primarily due to proactive procurement actions. The Company continues to target 2022 Free Cash Flow(3) to be greater than 100% of net income. Please see Appendix I for further details.
Second Quarter Segment Results
TriMas' Packaging segment represents approximately 61% of TriMas June 30, 2022 LTM sales. Net sales for the second quarter increased 6.2%, including 3.4% of unfavorable currency exchange pressure, compared to the year ago period, as sales from our recent acquisitions and higher demand for closure products were partially offset by lower sales of dispenser-related product lines. During second quarter 2021, dispenser-related product line sales in beauty and personal care end markets benefited from strong customer demand believed to be related to the pandemic. Second quarter operating profit was relatively flat, while the related margin percentage decreased, as the impact of increased sales was moderated by higher energy costs, primarily in Europe, and other inflationary input costs.
TriMas' Aerospace segment represents approximately 21% of TriMas June 30, 2022 LTM sales. Net sales for the second quarter increased 6.4% compared to the year ago period, as the impact of increased aerospace production demand and acquisition-related sales more than offset the expected decline in special stocking orders, which were predominantly fulfilled in 2021. Second quarter operating profit and the related margin increased, as the fixed cost leverage on higher sales levels more than offset the impact of the 2021 high margin special stocking sales.
TriMas' Specialty Products segment represents approximately 18% of TriMas June 30, 2022 LTM sales. Second quarter net sales increased 20.5% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as well as increased sales of engines, compressors and replacement parts for stationary power generation units and applications for natural gas and crude oil extraction related to the higher oil-field activity in North America. Second quarter operating profit increased, while the related margin percentage decreased, as earnings generated on higher sales were partially offset by an increase in material costs.
Outlook
The Company reaffirms its full year 2022 outlook originally provided on March 1, 2022. The Company expects to generate full year 2022 adjusted diluted earnings per share(2) in the range of $2.25 to $2.35, based on consolidated sales growth of 8% to 11% compared to 2021. In addition, the Company is targeting 2022 Free Cash Flow(3) to be greater than 100% of net income.
The above outlook includes the impact of all announced acquisitions, but excludes any additional future direct or indirect impacts that may result from additional supply or labor disruptions related to the COVID pandemic or other factors, and the geopolitical risks related to the ongoing conflict in Eastern Europe. All of the above amounts considered as 2022 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its second quarter 2022 earnings conference call today, Thursday, July 28, 2022, at 10 a.m. ET. The call-in number is (888) 220-8451. Participants should request to be connected to the TriMas second quarter 2022 earnings conference call (Confirmation Code 7250176). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 7250176) beginning July 28, 2022, at 3 p.m. ET through August 4, 2022, at 3 p.m. ET.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; inflationary pressures on our supply chain, including raw material and energy costs, and customers; interest rate volatility; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints, including the availability and cost of raw materials; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.

(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4)     The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$49,090	$140,740
Receivables, net	155,140	125,630
Inventories	164,040	152,450
Prepaid expenses and other current assets	17,000	12,950
Total current assets	385,270	431,770
Property and equipment, net	275,670	265,630
Operating lease right-of-use assets	50,500	50,650
Goodwill	339,210	315,490
Other intangibles, net	197,100	196,730
Deferred income taxes	8,990	9,740
Other assets	46,020	33,630
Total assets	$1,302,760	$1,303,640
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$96,870	$87,800
Accrued liabilities	50,490	58,980
Operating lease liabilities, current portion	8,230	8,120
Total current liabilities	155,590	154,900
Long-term debt, net	394,270	393,820
Operating lease liabilities	44,110	43,780
Deferred income taxes	25,750	21,260
Other long-term liabilities	52,260	59,030
Total liabilities	671,980	672,790
Total shareholders' equity	630,780	630,850
Total liabilities and shareholders' equity	$1,302,760	$1,303,640

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net sales	$237,680	$218,990	$461,990	$425,720
Cost of sales	(177,000)	(160,960)	(347,600)	(316,360)
Gross profit	60,680	58,030	114,390	109,360
Selling, general and administrative expenses	(30,810)	(32,460)	(62,590)	(62,680)
Operating profit	29,870	25,570	51,800	46,680
Other expense, net:
Interest expense	(3,500)	(4,120)	(6,910)	(7,670)
Debt financing and related expenses	—	(10,320)	—	(10,520)
Other income (expense), net	270	670	(10)	(260)
Other expense, net	(3,230)	(13,770)	(6,920)	(18,450)
Income before income tax expense	26,640	11,800	44,880	28,230
Income tax benefit (expense)	(6,780)	40	(10,850)	(3,330)
Net income	$19,860	$11,840	$34,030	$24,900
Basic earnings per share:
Net income per share	$0.47	$0.27	$0.80	$0.58
Weighted average common shares—basic	42,297,525	43,110,191	42,548,366	43,147,599
Diluted earnings per share:
Net income per share	$0.47	$0.27	$0.80	$0.57
Weighted average common shares—diluted	42,481,199	43,308,356	42,795,446	43,471,616

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$34,030	$24,900
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	210	130
Depreciation	17,150	15,830
Amortization of intangible assets	10,040	10,780
Amortization of debt issue costs	450	520
Deferred income taxes	3,320	1,790
Non-cash compensation expense	5,300	5,660
Debt financing and related expenses	—	10,520
Increase in receivables	(29,430)	(22,600)
Increase in inventories	(7,940)	(900)
Decrease (increase) in prepaid expenses and other assets	790	(7,430)
Increase (decrease) in accounts payable and accrued liabilities	(8,870)	1,350
Other operating activities	2,640	2,120
Net cash provided by operating activities, net of acquisition impact	27,690	42,670
Cash Flows from Investing Activities:
Capital expenditures	(21,720)	(18,330)
Acquisition of businesses, net of cash acquired	(64,100)	—
Net proceeds from disposition of property and equipment	110	140
Net cash used for investing activities	(85,710)	(18,190)
Cash Flows from Financing Activities:
Retirement of senior notes	—	(300,000)
Proceeds from issuance of senior notes	—	400,000
Proceeds from borrowings on revolving credit facilities	12,000	—
Repayments of borrowings on revolving credit facilities	(12,000)	(48,620)
Debt financing fees and senior notes redemption premium	—	(13,570)
Payments to purchase common stock	(27,890)	(14,210)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,280)	(4,620)
Dividends paid	(3,460)	—
Net cash provided by (used for) financing activities	(33,630)	18,980
Cash and Cash Equivalents:
Increase (decrease) for the period	(91,650)	43,460
At beginning of period	140,740	73,950
At end of period	$49,090	$117,410
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,330	$6,170
Cash paid for taxes	$1,120	$4,420

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Packaging
Net sales	$148,350	$139,630	$286,840	$271,720
Operating profit	$27,800	$27,850	$49,130	$49,150
Special Items to consider in evaluating operating profit:
Purchase accounting costs	280	—	760	830
Business restructuring and severance costs	1,150	390	3,120	1,900
Adjusted operating profit	$29,230	$28,240	$53,010	$51,880

Aerospace
Net sales	$47,390	$44,560	$91,910	$89,170
Operating profit	$2,750	$2,120	$4,590	$6,620
Special Items to consider in evaluating operating profit:
Purchase accounting costs	160	—	400	—
Business restructuring and severance costs	360	620	690	1,070
Adjusted operating profit	$3,270	$2,740	$5,680	$7,690

Specialty Products
Net sales	$41,940	$34,800	$83,240	$64,830
Operating profit	$6,770	$6,010	$14,010	$10,530

Corporate Expenses
Operating loss	$(7,450)	$(10,410)	$(15,930)	$(19,620)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	240	170	1,150	660
Business restructuring and severance costs	80	3,230	450	5,480
Adjusted operating loss	$(7,130)	$(7,010)	$(14,330)	$(13,480)

Total Company
Net sales	$237,680	$218,990	$461,990	$425,720
Operating profit	$29,870	$25,570	$51,800	$46,680
Total Special Items to consider in evaluating operating profit	2,270	4,410	6,570	9,940
Adjusted operating profit	$32,140	$29,980	$58,370	$56,620

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income, as reported	$19,860	$11,840	$34,030	$24,900
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	1,590	4,850	4,410	9,060
Purchase accounting costs	440	—	1,160	830
M&A diligence and transaction costs	240	170	1,150	660
Debt financing and related expenses	—	10,320	—	10,520
Income tax effect of Special Items(1)	(330)	(4,520)	(1,380)	(5,910)
Adjusted net income	$21,800	$22,660	$39,370	$40,060

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$0.47	$0.27	$0.80	$0.57
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.04	0.11	0.10	0.21
Purchase accounting costs	0.01	—	0.03	0.02
M&A diligence and transaction costs	0.01	0.01	0.03	0.02
Debt financing and related expenses	—	0.24	—	0.24
Income tax effect of Special Items(1)	(0.01)	(0.10)	(0.03)	(0.14)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.12	0.23	0.25
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.06)	(0.06)
Adjusted diluted EPS	$0.60	$0.62	$1.10	$1.11
Weighted-average shares outstanding	42,481,199	43,308,356	42,795,446	43,471,616
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and six month periods ended June 30, 2022 and 2021, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$22,020	$3,260	$25,280	$26,930	$2,670	$29,600
Less: Capital expenditures	(9,830)	—	(9,830)	(8,960)	—	(8,960)
Free Cash Flow	12,190	3,260	15,450	17,970	2,670	20,640
Net income	19,860	1,940	21,800	11,840	10,820	22,660
Free Cash Flow as a percentage of net income	61%		71%	152%		91%

	Six months ended June 30,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$27,690	$7,570	$35,260	$42,670	$6,590	$49,260
Less: Capital expenditures	(21,720)	—	(21,720)	(18,330)	—	(18,330)
Free Cash Flow	5,970	7,570	13,540	24,340	6,590	30,930
Net income	34,030	5,340	39,370	24,900	15,160	40,060
Free Cash Flow as a percentage of net income	18%		34%	98%		77%

	June 30, 2022	December 31, 2021	June 30, 2021
Long-term debt, net	$394,270	$393,820	$393,370
Less: Cash and cash equivalents	49,090	140,740	117,410
Net Debt	$345,180	$253,080	$275,960

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2022
	Low	High
Diluted earnings per share (GAAP)	$1.78	$1.88
Pre-tax amortization of acquisition-related intangible assets(1)	0.46	0.46
Income tax benefit on amortization of acquisition-related intangible assets	(0.12)	(0.12)
Impact of Special Items(2)	0.13	0.13
Adjusted diluted earnings per share	$2.25	$2.35

(1) These amounts relate to acquisitions completed prior to June 30, 2022. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.